Exhibit 10.13

Tops Markets, LLC
c/o Morgan Stanley Capital Partners V Funding LP
1585 Broadway, Floor 39
New York, New York 10036

May 1, 2010

Mr. John Persons

[Address]

Dear John:

This letter confirms the terms of your employment at Tops Markets, LLC (the “Company”).

General

During the term of your employment with the Company, you will serve as the Senior Vice President of Operations and will report to the Company’s Chief Executive Officer. You will, subject to the direction and supervision of the Chief Executive Officer and the Board of Directors of the Company (the “Board”) and the Company’s policies in effect from time to time, have supervision and control over, and responsibility for, such management and operational functions of the Company as are normally assigned to a person in such position or as may reasonably change from time to time and shall have such other powers and duties as may from time to time be prescribed by the Chief Executive Officer and the Chairman of the Board, on behalf of the Board, consistent with the duties and authorities normally afforded to a Senior Vice President of Operations of a company of the general size and type of the Company.

This agreement is effective as of May 2, 2010 (the “Effective Date”), provided that, on or prior to such date, you have executed and delivered to the Company a counterpart signature page to this letter agreement.

For so long as you are employed by the Company, excluding any periods of vacation and sick leave to which you are entitled, you will devote your full business time and efforts, to the best of your ability, experience and talent, to the business and affairs of the Company.  You shall not be a member of the board of directors or other comparable governing body of any other entity or be employed by or act as a consultant to, or otherwise directly or indirectly engage in any other business activity on behalf of, any other entity, in each case, without the prior written consent of the Company.

Compensation

Beginning on the Effective Date and for so long as you shall be employed by the Company, you shall receive an annual base salary of $275,000 (the “Annual Base Salary”).  The Annual Base Salary shall be paid in accordance with the customary payroll practices of the Company, subject to customary withholding and other payroll taxes.  For so long as you are employed by the Company, you may be eligible to receive an annual bonus (the “Annual Bonus”) in the discretion of the Board in an amount equal to 60 % of your Annual Base Salary (or such greater or lesser percentage of your Annual Base Salary as determined in good faith by the Board based on quantitative and qualitative factors (including the Company’s performance relative to its budget for the applicable year) that the Board deems appropriate).  Any Annual Bonus shall be payable if you were employed by the Company on December 31 of the applicable year, and shall be pro rated for the current calendar year.

Benefits

For so long as you are employed by the Company, you will be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executives of the Company and you will be eligible for participation in and will receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to senior executives of the Company.

You will be entitled to receive reimbursement for all reasonable and documented out-of-pocket expenses incurred by you in connection with the performance of your duties hereunder, in accordance with the policies, practices and procedures of the Company as in effect from time to time.

For so long as you are employed by the Company, you will be entitled to holidays and three weeks paid vacation in accordance with the policies of the Company applicable to other senior executives of the Company generally.

Your employment with the Company will be “at-will,” and you understand that either the Company or you may terminate your employment, at any time, with or without Cause, with no prior notice.   No course of action typically followed by the Company, oral statement by any agent of the Company or statement in any benefits or policy manual or similar document describing the Company’s policies or procedures shall eliminate or limit the Company’s right to terminate your employment at any time, with or without Cause, unless such statement is in writing, is signed by an officer of the Company, and explicitly states that it is the intention to change your at-will employment into an employment for a term of years.

Termination

If your employment is terminated without Cause (as defined below) (other than by reason of your death or Disability (as defined in the then-existing disability insurance plan covering you), and other than by reason of your resignation), then the Company will provide you with the following severance payments and/or benefits:

(i)            (A) on the date on which you would have received the next installment of your Annual Base Salary following the date on which such termination is effective (the “Termination Date”) had you then been employed by the Company, the Company shall pay to you a lump sum in the amount of your accrued but unpaid Annual Base Salary through the Termination Date, and (B) within 45 days of the Termination Date, the Company shall pay to you a lump sum in the amount of any unpaid reimbursable expenses and any unpaid amounts to which you are entitled pursuant to any of the Company’s or its affiliates’ benefit plans or programs in which you participated while you were employed by the Company (in the manner and in accordance with the terms of such plans and program, in each case through the Termination Date) (“Accrued Obligations”);

(ii)           the Company shall continue to pay you your Annual Base Salary in accordance with customary payroll practices (and subject to customary withholding and payroll taxes) until the first anniversary of the Termination Date (the “Severance Period”); and

(iii)          at the expense of the Company, you and members of your family shall be entitled to continue your participation in all welfare and benefit plans of the Company or its affiliates in which you were participating immediately prior to the Termination Date (as such benefits are from time to time in effect at the Company or its affiliates), until the earlier of (A) the expiration of the Severance Period and (B) the date that you are eligible to receive coverage and benefits from a new employer; provided, however, that if you are precluded from continuing your participation in any such welfare or benefit plan, then the Company shall pay you the economic equivalent of the benefits provided under such plan for the period specified above, it being understood that the economic equivalent of a benefit foregone shall be deemed to be the cost in the State of New York that would reasonably be incurred by you in obtaining such benefit yourself on an individual basis.

If your employment is terminated by the Company with Cause or by you for any reason, then the Company shall have no further payment obligations to you other than (i) for payment of the Accrued Obligations, and (ii) as otherwise required under the Consolidated Omnibus Budget Reconciliation Act of 1985.

If your employment is terminated due to your death or Disability, then the Company shall have no further payment obligations to you (or your legal representative, as applicable) other than for: (i) payment of the Accrued Obligations; (ii) continuance of benefits under the Company’s or its affiliates’ disability, life, welfare and benefit plans to the Termination Date; and (iii) as otherwise required under the Consolidated Omnibus Budget Reconciliation Act of 1985.

As used in herein, the term “Cause” means (i) the willful failure by you to perform such duties as are reasonably requested by the Board or the Company’s Chief Executive Officer, as determined in good faith by the Board, and such failure shall have continued for a period of ten (10) days after the Company gives written notice to you specifying such failure, (ii) the failure by you to observe material Company policies generally applicable to employees of the Company, (iii) gross negligence or willful misconduct by you in the performance of your duties, as determined in good faith by the Board, (iv) the commission by you of any act of fraud (including, without limitation, any material misrepresentation made by you to the Company or any of its predecessors or affiliates, including, without limitation, Morgan Stanley, and their respective agents, in connection with such party’s evaluation of you as a prospective employee), theft or financial dishonesty with respect to the Company or any of its affiliates, (v) your indictment, conviction of, or pleading no contest or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude, (vi) breach of any material provision of this letter, (vii) your failure to obtain or retain any permits, licenses or approvals which may be required by any state or local authorities in order to permit you to continue employment in the ordinary course, (viii) any act or omission that is materially injurious (financially or otherwise) to the Company or its reputation, (ix) chronic absenteeism or (x) alcohol or other substance abuse by you.  The Board shall determine whether Cause for termination exists.

Termination Obligations

Following the Termination Date, you shall, to the extent reasonably requested by the Company, and except as may be required by applicable law, cooperate in good faith with and assist the Company or any of its affiliates in the pursuit or defense of any claim, administrative charge or cause of action by or against the Company or any of its affiliates as to which you, by virtue of your employment with the Company, have relevant knowledge or information, including by acting as the Company’s representative in any such proceeding.

The Company’s obligations to make any payments hereunder in respect of any termination of your employment, other than payment of the Accrued Obligations, will be conditioned upon your execution and delivery of a customary general release in form and substance satisfactory to the Company.

Notwithstanding anything to the contrary contained herein, upon termination of your employment for any reason, you shall be deemed to have given the Company notice of your resignation from any and all positions as officer of the Company and its affiliates and as member of the board of directors or other similar governing body of the Company and its affiliates, to the extent applicable.

Upon termination of your employment hereunder, you shall return any and all of the Company’s and its affiliates’ property (including, without limitation, all computers, keys, credit cards, identification tags, documents and other proprietary materials) and other materials.

Miscellaneous

Morgan Stanley shall be a third party beneficiary to the agreements made in this letter agreement and shall have the right to enforce such agreements directly against you.  Except as set forth in the preceding sentence, nothing herein is intended to, nor shall it, confer, expressly or by implication, upon any person or entity any right or remedy under or by reason of this letter agreement, whether as a purported third party beneficiary or otherwise.

This letter agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of laws principles.

In the event of a breach by you of the provisions of this letter agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten (10) days prior written notice to you, to set-off and apply any and all amounts at any time held by the Company on your behalf and all indebtedness at any time owing by the Company to you against any and all of your obligations now or hereafter existing.

John, we are delighted to have you on the Tops team.  Frank and I are confident that you will continue to help us make Tops an outstanding business in upstate New York.

[Signature Page Follows]

Please acknowledge your agreement by your signature and return a signed copy to me.

Sincerely,

TOPS MARKETS, LLC

By:	/s/ Frank Curci
Name: Frank Curci
Title: President & Chief Executive Officer

AGREED AND ACKNOWLEDGED
This day of , 2010

/s/ John Persons
John Persons